Rule 424(b)(2)
                                       File No. 1 (9019)
                                       Registration Statement No. 333-20133


Pricing Supplement No. 4 dated 5/1/97

(To Prospectus dated March 14, 1997 and
Prospectus Supplement dated March 18, 1997)

Star Banc Corporation
Medium-Term Notes - Fixed Rate Senior Notes              CUSIP No. 85508FAD6



Trade Date:  5/1/97                Interest Rate:  6.75%
Principal Amount:  $10,000,000.00  Interest Payment Date(s): May 1 & November 1
Currency:  US Dollar               Regular Record Date(s): April 15,September 15
Issue Price:  100.00               Maturity Date:  5/1/2000
Selling Agent's Commission:$15,800 Original Issue Date:  5/6/97
                                   Net Proceeds to Issuer:  $9,984,200.00




FORM:            X  Book-Entry
                    Certificated

REDEMPTION:     The Notes will be redeemable by the Company at any time prior to
                Maturity with a Make-Whole Premium, unless one of the below is checked:
                 X  The Notes cannot be redeemed prior to maturity
                    The Notes may be redeemed prior to maturity without a
                Make-Whole Premium
                         Redemption Commencement Date:
                         Initial Redemption Percentage:
                         Annual Redemption Percentage Reduction:

REPAYMENT:       X  The Notes cannot be repaid prior to maturity
                    The Notes can be repaid prior to maturity at the option of the holder
                         Optional Repayment Price:
                         Optional Repayment Date:

DISCOUNT NOTE:   X  No
                    Yes
                         Total Amount of OID:     Original Yield to Maturity:
                         Initial Accrual Period OID:
                         Method Used to Determine Yield for Initial Accrual
                         Period:
                              Approximate     Exact

OPTION TO RESET
INTEREST:        X  No
                         Yes, at the option of the Company
                         Optional Reset Date(s)

OPTION TO EXTEND
MATURITY:        X  No
                         Yes, at the option of the Company
                         Extension Period(s):     Number of Extension Periods:
                         Final Maturity:

INDEXED NOTE:    X  No      Yes (see additional terms attached)

AMORTIZING
NOTE:            X  No      Yes (see additional terms attached)

CAPACITY:                 X  Agent      Principal

IF AS
PRINCIPAL:               The Notes are being offered at varying prices related
                         to prevailing market prices at the time of resale.

                         The Notes are being offered at a fixed initial public
                         offering price of    % of Principal Amount.  The Notes
                         are being reoffered to dealers with a reallowance not
                         to exceed    % of the Commission or Fee.

ADDITIONAL TERMS: Notwithstanding anything to the contrary in the Prospectus or Prospectus Supplement to which this Prospectus Supplement relates, Star Bank, N.A., an affiliate of the Company will serve as the Authenticating Agent and Paying Agent for the Notes.

              [DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]